EXHIBIT 15.1

True Leaf Launches Hemp-Based Cat Treats

The company’s new line of functional treats for cats is now available in Europe

VERNON, British Columbia, Nov. 13, 2018 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf” or the "Company") (CSE: MJ) (OTCQB: TRLFF) (FSE: TLA), a plant-forward wellness brand for pets and their owners, today announced it has added seven hemp-based products specially formulated for cats to its True Hemp™ product line, to be available in pet stores and online across Europe.

The new products for cats include five hemp-based treats and two hemp toys. The innovative treats have a crunchy outer shell and a soft inner core with hemp. The True Hemp™ functional treats come in five formulas to address common feline health concerns: Calming, Skin+Coat, Anti-Hairball, Urinary Tract support, and Senior, a formula that promotes hip and joint health in adult cats.

The Company has also launched True Hemp™ Cuddle Cushion™ toys for cats made with hemp and added catnip or valerian.

“Our first products for cats in Europe – which is the second largest region in the pet care market globally – will contribute to our global revenue growth and brand strategy,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “Our new hemp-based cat products are legally compliant in Europe, so pet owners can have peace of mind when choosing True Hemp™. True Leaf is committed to being the global and trusted cannabis for pets brand leader.”

True Leaf Pet, a division of True Leaf, pioneered hemp-seed-based products for dogs. The Company’s True Hemp™ line of functional chews, supplement oils, and dental sticks is one of the first to be marketed worldwide and is now sold in 2,800 stores across North America and Europe.

Earlier this month, True Leaf launched e-commerce direct-to-consumer stores in three major European markets. Pet owners in France, Germany, and the United Kingdom can now shop for True Leaf Pet products online at www.trueleafpet.eu and have them delivered directly to their door. In France, the online store launch marked True Leaf’s entry into the large French pet market valued at 4.6 billion euros (Source: Euromonitor 2017).

True Leaf Pet products are also available on Amazon, and online in the United States at www.trueleafpet.com, and in Canada at www.trueleafpet.ca.

About True Leaf

True Leaf is a plant-forward wellness brand for pets and their owners. Founded in 2013, True Leaf has two main operating divisions: True Leaf Medicine Inc. and True Leaf Pet Inc.

True Leaf Medicine Inc. is in the final stages of approval to become a licensed producer of federally-approved medicinal cannabis for the Canadian market. The license is subject to a Health Canada inspection to allow for the production, manufacture, and distribution of cannabis products upon the completion of the Company’s cannabis cultivation facility being built in Lumby, British Columbia. The facility is expected to be completed in fall 2018.

Established in 2015, True Leaf Pet Inc. is one of the first companies to market hemp-based products for pets worldwide. The Company is initially marketing a line of hemp-seed based supplements for pets. True Hemp™ chews, dental sticks, and supplement oils are sold in more than 2,800 stores across North America and Europe.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Tirth Patel (US)
Edison Advisors
tpatel@edisongroup.com
O: 646-653-7035

Follow True Leaf

twitter.com/trueleafpet

facebook.com/trueleafpet

instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.

Photos accompanying this announcement are available at

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